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                                                                    Exhibit 2(s)


                            STOCK TRANSFER AGREEMENT
                            ------------------------

     This Stock Transfer Agreement (this "Agreement") is made and entered into as of Oct. 9, 1996, to be effective as of July 29, 1996, between Northern News Company, a Michigan corporation ("Northern") and Arthur C. Foster, Sr. ("Foster").

                             BACKGROUND INFORMATION

     A. Pursuant to a certain Stock Purchase Agreement, dated January 10, 1996 (the "Purchase Agreement"), Northern agreed to purchase 79% of all of the issued and outstanding capital stock of MacGregor News Agency, Inc., a Michigan corporation ("MacGregor") from its then existing shareholders (the "Sellers"), and Foster agreed to purchase the remaining 21% of the capital stock of MacGregor from the Sellers.

     B. The purchase of all of the issued and outstanding capital stock of MacGregor (the "MacGregor Stock") has been completed, and all of the issued and outstanding MacGregor Stock currently is owned 79% by Northern and 21% by Foster.

     C. Northern and United Magazine Company, an Ohio corporation ("Unimag") have now entered into a certain Asset Transfer and Exchange Agreement, dated August 30, 1996, to be effective as of July 29, 1996 (the "Unimag Agreement"), pursuant to which Northern has agreed to transfer, convey and contribute certain of Northern's business operations and assets (including Northern's MacGregor Stock) to Unimag and to cause Foster to transfer and convey to Unimag Foster's MacGregor Stock.

                             STATEMENT OF AGREEMENT
                             ----------------------

     The parties to this Agreement (each a "Party", and collectively, the "Parties") hereby acknowledge the accuracy of the above Background Information and, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

     1. DEPOSIT OF MACGREGOR STOCK. On or before September ___, 1996, whenever directed by Northern, Foster shall deliver to Baker & Hostetler (as the Escrow Agent designated by the parties to the Unimag Agreement) all certificates evidencing all of the MacGregor Stock owned by Foster, endorsed for transfer to Unimag. At or prior to such deposit by Foster, Northern also shall have deposited with the Escrow Agent all certificates evidencing all of the MacGregor Stock owned by Northern, endorsed for transfer to Unimag.


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     2. TRANSFER TO UNIMAG. At the closing of the conveyances (the "Exchange")
under the Unimag Agreement, Northern is hereby authorized and directed to cause the Escrow Agent to deliver to Unimag the certificates for all of the MacGregor Stock owned by Foster at the same time as the Escrow Agent delivers to Unimag the certificates for all of the MacGregor Stock owned by Northern. Upon the completion of such closing of the Exchange (the "Closing"), the transfers to Unimag of the MacGregor Stock owned by both Northern and Foster shall constitute transfers to Unimag of all of the right, title and interest of each Party in and to such MacGregor Stock, free and clear of all claims, liens and encumbrances except for the amounts remaining due from Northern and Foster to the Sellers, including interest accrued thereon (collectively, the "Purchase Money Obligations"), and Northern shall cause Unimag to assume and agree to pay said Purchase Money Obligations.

     3. CLOSING. Upon completion of the Closing and the transfers to Unimag of all of the MacGregor Stock in accordance with Section 2, this Agreement shall constitute and operate automatically as an agreement on the part of Northern to indemnify and save harmless Foster with respect to any and all liability (a) to the Sellers, Northern or any other person with respect to the Purchase Money Obligations; and (b) to Unimag or any other person with respect to claims, if any, subsequently made by Unimag or any other person in connection with the MacGregor Stock conveyed to Unimag by Foster (except for any claims by Northern arising out of any breach by Foster of the representations and warranties set forth in this Agreement). In addition, within ten days after completion of the Closing, Northern shall pay to Foster cash in the amount of $10.00.

     4. FAILURE TO CLOSE. If the Closing fails to occur for any reason, Northern shall cause the Escrow Agent to deliver to Foster the certificates for all of the MacGregor Stock owned by Foster at the same time as Northern directs the Escrow Agent to return to Northern the certificates for all of the MacGregor Stock owned by Northern. Upon any such return of the MacGregor Stock to the Parties, this Agreement shall terminate and shall have no continuing force or effect.

     5. REPRESENTATIONS AND WARRANTIES. In order to induce the execution, delivery and performance of this Agreement, Northern hereby represents and warrants to Foster (with respect to the statements by Northern contained in this Section 5), and Foster hereby represents and warrants to Northern (with respect to the statements of Foster contained in this Section 5), that all of said statements are true, correct and complete:

     (a) BY NORTHERN. Northern has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement


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and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Northern. This Agreement has been duly executed and delivered by Northern and constitutes the legal, valid, and binding obligation of Northern, enforceable against Northern in accordance with its terms, except as such enforceability may be limited by
(i) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general; and
(ii) general principles of equity.

     (b) BY FOSTER. All of the MacGregor Stock owned by Foster is owned by him free and clear of all claims, liens and encumbrances, except for the Purchase Money Obligations. Foster has the full and unrestricted right, power and capacity to enter into this Agreement without the consent or approval of any other person. This Agreement has been duly executed and delivered by Foster and constitutes the legal, valid, and binding obligation of Foster, enforceable against him in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, or other similar laws from time to time in effect which may affect the enforcement of creditors' rights in general; and (ii) general principles of equity.

     6. SURVIVAL. The provisions of Sections 2, 3 and 5 of this Agreement shall survive the Closing and the transfer of the MacGregor Stock to Unimag.

     In Witness Whereof, the Parties have executed this Agreement, intending to be legally bound, as of the day and year first above written.

                                        NORTHERN NEWS COMPANY

                                        /s/ David B. Thompson
                                        ----------------------------------------
                                        By:  David B. Thompson
                                        Its: Treasurer

                                        /s/ Arthur C. Foster, Sr.
                                        ----------------------------------------
                                        Arthur C. Foster, Sr.